            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 7, 1995

                                 $100,000,000

                                   MONSANTO

                          MEDIUM-TERM NOTES, SERIES D

               DUE FROM 9 MONTHS TO 40 YEARS FROM DATE OF ISSUE
                             ---------------------

   The Company may offer from time to time its Medium-Term Notes, Series D, due from 9 months to 40 years from the date of issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $100,000,000 or its equivalent in another currency or composite currency. The specific interest rates, maturities or ranges of maturities and other terms will be established by the Company from time to time and will be set forth in Pricing Supplements to this Prospectus Supplement.

    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Company at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement. The principal amount of, or interest on, the Notes may be determined by the relationship between the specified currency and another currency, by the difference in the price of a specified commodity on certain specified dates, or by some other index. See "Description of Notes Currency Indexed Notes and Other Indexed Notes".

    Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency. See "Foreign Currency Risks." Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each April 15 and October 15 and at maturity. Interest on the Floating Rate Notes will be payable on the dates specified herein or in the applicable Pricing Supplement. Zero Coupon Notes will not bear interest.

    Unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable at the option of the Company prior to their Stated Maturity. If a Redemption Commencement Date is so specified, the Notes will be redeemable at the option of the Company at any time after such date as described herein. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be repayable at the option of the holder.

    The Notes offered hereby will be issued only in registered form in denominations of U.S. $1,000 or any integral multiple thereof or the appropriate equivalent thereof in the Specified Currency. Each Note will be represented either by a book-entry Note registered in the name of a nominee of The Depository Trust Company, as Depository, or by a certificated Note issued in temporary or definitive certified form, as set forth in the applicable Pricing Supplement. Beneficial interests in book-entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to participants' interests) and its participants. Book-entry Notes will not be issuable as certificated Notes except under the circumstances described in the Prospectus under the caption "Description of Debt Securities".
                          --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY
          PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                               OFFENSE.

                          --------------------------

                                PRICE TO PUBLIC <F1>        AGENTS' COMMISSION <F2>       PROCEEDS TO COMPANY <F2><F3>
                                --------------------        -----------------------       ----------------------------
Per Note...................             100%                      .125%-.750%                  99.875%-99.250%

Total <F4>.................         $100,000,000               $125,000-$750,000            $99,875,000-$99,250,000

-------

<F1> Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.

<F2> The Company will pay the Agents a commission of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed), except for Notes with maturities from 30 to 40 years. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The commission payable by the Company to the Agents with respect to Notes with maturities from 30 to 40 years will be negotiated at the time the Company issues such Notes.

<F3> Before deducting estimated expenses of U.S. $250,000 payable by the
     Company.

<F4> Or the approximate equivalent thereof in another Specified Currency.

                        ------------------------------

     The Notes are offered on a continuing basis by the Company through the Agents who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Agents may also purchase Notes on their own behalf for resale to investors at varying prices related to prevailing market prices at the time of resale. The Company reserves the right to sell the Notes directly on its own behalf. There can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent who solicited the order may reject any order in whole or in part. See "Supplemental Plan of Distribution".

GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.
                              ------------------

        The date of this Prospectus Supplement is January 23, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION".

                             AVAILABLE INFORMATION

    The following information updates certain of the information under the same caption in the accompanying Prospectus. The address of the Regional Office of the Securities and Exchange Commission in New York is Seven World Trade Center, New York, New York 10048. The address of the Regional Office of the Securities and Exchange Commission in Chicago is Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Securities and Exchange Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                           ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-2516) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    3. The Company's Form 8-K Current Report dated September 1, 1997 and filed on September 16, 1997.

    4. The Company's Form 8-K Current Report dated December 5, 1997 and filed on December 5, 1997.

    5. The Company's Proxy Statement dated July 14, 1997.

    All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein, in the accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference herein, other than exhibits to such document (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Monsanto Company, at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (Attention: Corporate Secretary), telephone: (314) 694-1000.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Pricing Supplement, the net proceeds from the sale of the Notes will be used for general corporate purposes which may include reducing the outstanding amount of commercial paper issued by the Company. Such commercial paper has an average maturity of 28 days, and has a weighted average interest rate of 5.91%, both as of December 31, 1997. Pending application for this purpose, the net proceeds from the sale of the Notes may be invested temporarily in marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the unaudited historical ratio or earnings to fixed charges of the Company for the periods indicated:

NINE MONTHS ENDED
  SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
 --------------       ---------------------------------------------
 1997      1996       1996       1995       1994      1993     1992
 ----      ----       ----       ----       ----      ----     ----
 3.17      7.89       4.44       4.60       5.50     3.87      <F1>

-------

<F1> Earnings were inadequate to cover fixed charges by $220 million.

    The ratio of earnings to fixed charges represents the number of times fixed charges (interest expense, excluding capitalized interest, and other fixed charges) are covered by earnings from continuing operations (excluding undistributed earnings of affiliated companies) before income taxes, extraordinary credits and fixed charges (other than capitalized interest). Earnings from continuing operations included charges for acquired in-process research and development, restructuring and other unusual items of $609 million for the nine months ended September 30, 1997, and $376 million, $90 million and $579 million for the years ended December 31, 1996, 1995 and 1992, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 7.04, 6.60, 5.10 and 2.92 in 1997, 1996, 1995 and 1992, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.

                             DESCRIPTION OF NOTES

GENERAL

    The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following description of the Notes will apply to such Notes, unless otherwise specified in the applicable Pricing Supplement.

    The Notes offered hereby constitute a single series of Offered Debt Securities under the Indenture, which will be limited to an aggregate initial offering price not to exceed $100,000,000 or its equivalent in another currency or composite currency less an amount equal to the aggregate proceeds to the Company from the sale of any other Debt Securities. The Notes will be unsecured obligations of the Company and will rank on a parity with all other currently outstanding unsecured and unsubordinated indebtedness of the Company.

    Unless previously redeemed, a Note will mature on the date ("Stated Maturity") from 9 months to 40 years from its date of issue as specified on the face thereof and in the applicable Pricing Supplement or, if such Note is a Floating Rate Note and such specified date is not a Market Day with respect to such Note, the next succeeding Market Day (or, in the case of a LIBOR Note, if such next succeeding Market Day falls in the next calendar month, the next preceding Market Day).

    Each Note will be denominated in a currency or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency, unless other arrangements have been made. A Pricing Supplement may designate more than one currency or composite currency as the denomination of any Note. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency in the country issuing the Specified Currency (or, in the case of European Currency Units ("ECUs"), Brussels), or in any other jurisdiction acceptable to the Company and the Paying Agent as shall have been designated at least 5 days prior to the Interest Payment Date or Stated Maturity, as the case may be, by the registered Holder of such Note on the relevant Regular Record date or maturity; provided that, at the election of the Holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest."

    Notes are issuable only in fully-registered form in denominations of $1,000 or in any integral multiple thereof. The authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate in The City of New York for cable transfers for such Specified Currency (the "Exchange Rate") on the first Business Day in The City of New York and the country issuing such currency (or, in the case of ECUs, Brussels) next preceding the date on which the Company accepts the offer to purchase such Note, to U.S. $1,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency) and any greater amount that is an integral multiple of 1,000 units of such Specified Currency.

    Each Note will be issuable initially in either book-entry or certificated form, as described in the accompanying Prospectus, in fully registered form without coupons. Only Notes denominated and payable in U.S. dollars may be issued as book-entry Notes. Unless otherwise specified in the applicable Pricing Supplement, book-entry Notes (a) will not be exchangeable by the holder for certificated Notes and (b) except as set forth under "Book-Entry Securities" in the Prospectus, will not otherwise be issuable as certificated Notes.

    Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity, date of original issuance and other terms as shall be selected by the initial purchasers and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note, except any Zero Coupon Note, will bear interest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate or the Federal Funds Rate, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. See
"Interest Rate." Zero Coupon Notes will be issued at a discount from the principal amount payable at maturity thereof, but holders of Zero Coupon Notes will not receive periodic payments of interest thereon.

    The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof and which provides that upon redemption, repayment or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption, repayment or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption, repayment or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "United States Taxation--United States Holders--Original Issue Discount."

    The Notes will not be subject to any sinking fund and, unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, will not be redeemable at the option of the Company prior to their Stated Maturity. If a Redemption Commencement Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company at any time on or after such specified Redemption Commencement Date at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the redemption date.

    Unless one or more Repayment Dates are specified in the applicable Pricing Supplement, the Notes will not be repayable at the option of the holder prior to their Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, the Repayment Price of any Note repayable at the option of the Holder (a "Repayable Note") will be equal to 100% of the principal amount of such Repayable Note, plus accrued interest to the date of repayment. Unless otherwise set forth in the applicable Pricing Supplement, in order to elect repayment of a Repayable Note, the holder thereof must surrender such Repayable Note to the Paying Agent at the Paying Agency Office not less than 30 days nor more than 45 days prior to the Repayment Date. Election or repayment shall (unless otherwise provided by law) be irrevocable. If the Repayable Notes are Book-Entry Securities, surrender and election will take place in accordance with the Depository's then established procedures.

    The Notes may be issued as Currency Indexed Notes the principal amount of which payable at maturity will be determined by the difference between the currency in which such Notes are denominated and another currency or composite currency set forth in the applicable Pricing Supplement. See "Currency Indexed Notes." The Notes may also be issued as indexed notes the principal amount of which payable at maturity, or the interest on which, will be determined by the difference in the price of a specified commodity on certain specified dates or by some other index. See "Other Indexed Notes."

    The Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of The Chase Manhattan Bank in The City of New York.

    The defeasance provisions described in the Prospectus will apply to the Offered Debt Securities.

INTEREST RATE

    Each Note, other than a Zero Coupon Note, will bear interest from its date of issue or from the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Dates are weekly, from the day following the most recent Regular Record Date) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest."

    Each Note, other than a Zero Coupon Note, will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day in The City of New York, and (b) with respect to any LIBOR Note, any such Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

    The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note; or (g) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date with respect to such Note.

    The rate of interest on each Floating Rate Note will be reset and become effective weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement.
The Interest Reset Date will be, in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) the interest rate in effect for the ten days immediately prior to the Stated Maturity of a Note will be that in effect on the tenth day preceding such maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

    The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination
Date"), for a CD Rate Note (the "CD Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

    All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded upwards).

    In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

  COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Commercial Paper Interest
Determination Date will be the tenth day after such Commercial Paper Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the caption "Commercial Paper-Nonfinancial" or, if unavailable, such other headings representing commercial paper issued by non-financial entities whose bond rating is "AA" or the equivalent from a nationally recognized statistical rating agency. In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                    Money Market Yield = 100 x    360 x D
                                               -------------
                                               360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Prime Rate Interest Determination Date will be the tenth day after such Prime Rate Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as foresaid by the Calculation

Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

        (i) On the relevant LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 having the specified Index Maturity, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, which appears on the display designated as page
    "3750" on the Telerate Service (or such other page as may replace the "3750" page on the service for the purpose of displaying London interbank offered rates of major banks) (or, if such display is not available at any such time, a comparable display, as determined in the sole discretion of, and selected by, the Calculation Agent, of London interbank offered rates of major banks as may be available from a similar service) ("Telerate Page 3750") as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If no rate appears, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which no offered rate for the applicable Index Maturity appears on the Telerate Page 3750 as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the Interest Reset Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR Interest Determination Date.

  TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if
any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" with respect to a Treasury Interest Determination Date will be the tenth day after such Treasury Interest Determination Date or, if any such day is not Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Rate Interest Determination Date for the specified Index Maturity under the heading "U.S. Government
Securities/Treasury Bills/Secondary Market." In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

  CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a CD Interest Determination Date will be the tenth day after such CD Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD
Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rates and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Federal Funds Interest Determination Date will be the tenth day after such Federal Funds Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either

H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

PAYMENT OF PRINCIPAL AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency; provided, however, that payments of principal (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) at the option of the Holders thereof under the procedures described in the two following paragraphs and (ii) at the option of the Company in the case of imposition of exchange controls or other circumstances beyond the control of the Company as described in the last paragraph under this heading.

    Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of interest and principal (and premium, if any) with respect to any Note denominated in other than U.S. dollars will be made in U.S. dollars if the registered Holder of such Note on the relevant Regular Record Date or at maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Paying Agent at its office in The City of New York on or prior to such Regular Record Date or the date 15 days prior to maturity, as the case may be. Such request must be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Any such request made with respect to any Note by a registered Holder will remain in effect with respect to any further payments of interest and principal (and premium, if any) with respect to such Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 days prior to maturity, as the case may be. Holders of Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

    The U.S. dollar amount to be received by a Holder of a Note denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be determined by the Exchange Rate Agent (as defined below) based on the highest bid quotation in The City of New York received by the Exchange Rate Agent as of 11:00 A.M. New York City time on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers selected by the Exchange Rate Agent (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments on such payment date and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes. All determinations by the Exchange Rate Agent shall be conclusive and binding in the absence of manifest error.

    Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the "Regular Record

Date" with respect to any Fixed Rate Note shall be the April 1 and October 1 next preceding each April 15 and October 15 (each an "Interest Payment Date").

    Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable in the case of Floating Rate Notes which reset weekly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at maturity. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Payment Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Market Day.

    Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on any such Note is payable, will include interest accrued to but excluding the day following the next preceding Regular Record Date.

    With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Any payment on any Fixed Rate Note or any payment on the Maturity Date for any Floating Rate Note due on any day which is not a Business Day in The City of New York (and, in the case of any Note denominated in other than U.S. dollars, in the country issuing the Specified Currency (or, in the case of ECUs, Brussels)) need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date. The term "Business Day," as used herein with respect to any particular location, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such location are authorized or obligated by law to close.

    Payment of the principal of (and premium, if any) or any interest due with respect to any Note at maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the Corporate Trust Office of the Paying Agent, The Chase Manhattan Bank in the City of New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest to be made in U.S. dollars other than at maturity will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer in the case of a holder of U.S. $10,000,000 in aggregate principal amount of Notes of like tenor and term to such account as may have been appropriately designated by such Person in writing and received by the Paying Agent prior to the applicable Regular Record Date.

    Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer to such account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels) or other jurisdiction acceptable to the Company and the Paying Agent as shall have been designated at least 5 days prior to the Interest Payment Date or Stated Maturity, as the case may be, by the registered Holder of such Note on the relevant Regular Record Date or maturity, provided that, in the case of payment of principal of (and premium, if any) and any interest due at maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Paying Agent at its Corporate Trust Office in The City of New York, and, unless revoked, any such designation made with respect to any Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Paying Agent on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Paying Agent's receipt of such a designation, such payment will be made within 5 days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

    If the principal of (and premium, if any) or interest on any Note is payable in other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

CURRENCY INDEXED NOTES

  GENERAL

    The Company may from time to time offer Notes ("Currency Indexed Notes") the principal amount of which payable at the Stated Maturity Date is determined by the rate of exchange between the Specified Currency and the other currency or composite currency specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement holders of Currency Indexed Notes will be entitled to receive a principal amount of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at the Stated Maturity Date, the rate at which the Specified Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Specified Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") and will be entitled to receive a principal amount of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes, if, at the Stated Maturity Date, the rate at which the Specified Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Payment of Principal and Interest." Information as to the relative historical value of the applicable Specified Currency against the applicable Indexed Currency, any exchange controls applicable to such Specified Currency or Indexed Currency and the tax consequences to holders will be set forth in the applicable Pricing Supplement. See "Currency Risks."

    Unless otherwise specified in the applicable Pricing Supplement, the term "Exchange Rate Day" shall mean any day which is a Business Day in The City of New York and, (a) if the Specified Currency or Indexed Currency is the ECU, in Brussels, Belgium, and/or (b) if the Specified Currency or Indexed Currency is any other currency or composite currency (other than the U.S. Dollar), in the principal financial center of the country of such Specified Currency or Indexed Currency.

  PAYMENT OF PRINCIPAL AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Company in the Specified Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement. If the formulas set forth below are applicable to Currency Indexed Notes, the maximum principal amount payable at the Stated Maturity in respect of such Currency Indexed Notes would be equal to twice the Face Amount and the minimum principal amount payable would be zero.

    Unless otherwise specified in the applicable Pricing Supplement, principal of a Currency Indexed Note will be payable by the Company in the Specified Currency at the Stated Maturity Date in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent") by reference to the difference between the Base
Exchange rate and the Spot Rate (as defined below). The "Spot Rate" shall mean the rate at which the Specified Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate Day (the "Determination Date") prior to the Stated Maturity Date of such Currency Indexed Note by the Determination Agent, based upon the arithmetic mean of the open market spot offer quotations for the Indexed Currency (spot bid quotation for the Specified Currency) obtained by the Determination Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with the Specified Currency for settlement on the Stated Maturity Date expressed in units of the Indexed Currency per one unit of the Specified Currency. If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. The principal amount of the Currency Indexed Notes determined by the Determination Agent to be payable at the Stated Maturity Date will be payable to the holders thereof in the manner set forth herein and in the applicable Pricing Supplement. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement or, if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Company, in consultation with the Determination Agent, to act as Reference Dealer or Dealers in replacement therefor. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and the principal amount of Currency Indexed Notes payable at the Stated Maturity Date thereof shall be final and binding on the Company and the holders of such Currency Indexed Notes.

    Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent and the formula and limitations set forth below, (i) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at the Stated Maturity Date would be equal to the Face Amount of such Currency Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Specified Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note) then the principal amount so payable would be greater than the Face Amount of such Currency Indexed Note up to an amount equal to twice the Face Amount of such Currency Indexed Note; (iii) if the Spot Rate is less than the Base Exchange Rate (i.e., the Specified Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Currency Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at the Stated Maturity Date.

    Unless otherwise specified in the applicable Pricing Supplement, the formula to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at the Stated Maturity Date will be as follows:

    If the Spot Rate exceeds or equals the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at the Stated Maturity Date shall equal:

           Face Amount + (Face Amount x Spot Rate - Base Exchange Rate
                                        ------------------------------
                                                Spot Rate ).

    If the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note payable at the Stated Maturity Date (which shall, in no event, be less than zero) shall equal:

           Face Amount - (Face Amount x Base Exchange Rate - Spot Rate
                                        ------------------------------
                                                 Spot Rate ).

    If the formulas set forth above are applicable to a Currency Indexed Note, the maximum principal amount payable at the Stated Maturity Date in respect of such Currency Indexed Note would be an amount equal to twice the Face Amount and the minimum principal amount payable would be zero.

    Unless otherwise specified in the applicable Pricing Supplement, in the event of any redemption or repayment of a Currency Indexed Note prior to its Stated Maturity Date, the term "Stated Maturity Date" used above would refer to the redemption or repayment date of such Currency Indexed Note.

OTHER INDEXED NOTES

    The Pricing Supplement relating to a Commodity Indexed Note will set forth the method by which the amount of interest payable or the amount of principal payable at the Stated Maturity Date in respect of such Commodity Indexed Note will be determined, the tax consequences to holders of Commodity Indexed Notes, a description of certain risks associated with investments in Commodity Indexed Notes and other information relating to such Commodity Indexed Notes.

    The Company may issue a Note for which the amount of interest payable or the amount of principal payable at the Stated Maturity Date will be determined with reference to such other index or indices as will be set forth in the Pricing Supplement. The Pricing Supplement with respect to such Notes will contain a description of such index or indices, a formula for calculating interest and principal, the tax consequence to the holder of such Note and certain risks associated with such Notes.

                            FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with similar investment in a security denominated in U.S. dollars. Similarly, an investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in a non-currency indexed Note. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Specified Currency with respect to a Currency Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at the Stated Maturity Date thereof being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its stated interest rate and could also result in a loss to the investor. See "Description of Notes--Currency Indexed Notes."

    Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, the Company will repay in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of Notes--Payment of Principal and Interest."

    THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTUS INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS MAY NOT BE AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels). See "Description of Notes--Payment of Principal and Interest."

    Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company does not attempt to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

FOREIGN CURRENCY JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered or some other date.

EXCHANGE RATE AND CONTROLS FOR SPECIFIED CURRENCIES

    With respect to any Note denominated in other than U.S. dollars, a Currency Supplement with respect to the applicable Specified Currency and Indexed Currency, if any (which supplement shall include information with respect to applicable current foreign exchange controls, if any) shall be attached to this Prospectus Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

                            UNITED STATES TAXATION

    The following summary of the principal United States federal income tax consequences of ownership of Notes deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement.

    The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

    Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

    Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount--General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a domestic corporation or partnership, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

    If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

    An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

    Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

    Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  ORIGINAL ISSUE DISCOUNT

    General. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount
(a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue Discount--Variable Rate Notes") are described below under "Original Issue Discount--Variable Rate Notes".

    In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes
"de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note. Any amount of de minimis original issue discount included in income under the foregoing rule will be treated as gain recognized on retirement of the Note.

    United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of
(a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

    Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (as determined above under "Original Issue Discount--General") (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" shall reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

    Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount--General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price", exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

    Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

    Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

    Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

    Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

    Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then
(i) in the
case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

    If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the
Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

    Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount--General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

    In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

    If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

    Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

    A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

    A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the
Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

    An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

    If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal Funds Rate Notes will generally be treated as Variable Rate Notes.

    In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

    If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

    If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

    Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

    For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

    Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  NOTES PURCHASED AT A PREMIUM

    A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United
States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

  PURCHASE, SALE AND RETIREMENT OF THE NOTES

    A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

    A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount--Short-Term Notes" or "Original Issue Discount--Market Discount", described in the next succeeding paragraph, attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

    Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

    Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will generally be ordinary income or loss.

  INDEXED NOTES

    The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes payments on which are determined by reference to any index and other Notes that are subject to the general rules governing contingent payment obligations.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

    (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

    (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

    (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

    Recently finalized Internal Revenue Service Treasury regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments after December 31, 1998, would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Final Withholding

Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS

    In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

  UNITED STATES ALIEN HOLDERS

    Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note; provided the certification described in clause (i)(c) under "United States Alien Holders" above is received; and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes. See the discussion above with respect to the rules under the Final Withholding Regulations.

    Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Distribution Agreement dated January 23, 1998 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents"), who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any proposed purchase of Notes in whole or in part. The Company will pay the Agents a commission ranging from
 .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as agents, except that the commission payable by the Company to the Agents with respect to Notes with maturities from 30 to 40 years will be negotiated at the time the Company issues such Notes.

    The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents, or in such other manner as may be described in the applicable Pricing Supplement. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

    Each Agent may offer any Notes it has purchased as principal to other dealers. Each Agent may sell any Notes it has purchased as principal to other dealers at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Agents involve the sale by the Agents of a greater number of Notes than they are required to purchase from the Company in the offering. The Agents may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Act. The Company has agreed to indemnify the Agents again certain liabilities, including liabilities under the Act.

    The Agents have from time to time provided, are currently providing or may provide investment banking services to the Company.

    The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York.

    The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon for the Company by Barbara L. Blackford, Associate General Counsel for the Company, and for the Agents by Sullivan & Cromwell, New York, New York. The opinions of Ms. Blackford and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Ms. Blackford is a full-time employee of the Company and owns, and holds options to purchase, shares of the Company's common stock. Sullivan & Cromwell has from time to time represented the Company in connection with certain matters.

                                    EXPERTS

    The consolidated financial statements and supplemental schedules of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing (or incorporated by reference) in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the restated consolidated financial statements of Monsanto at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in the Company's Form 8-K Current Report dated December 5, 1997, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports, which also are incorporated herein by reference, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

==============================================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                       PAGE
                                                                                       ----
Available Information...........................................................        S-2
Incorporation of Documents by Reference.........................................        S-2
Use of Proceeds.................................................................        S-2
Ratio of Earnings to Fixed Charges..............................................        S-3
Description of Notes............................................................        S-3
Foreign Currency Risks..........................................................       S-14
United States Taxation..........................................................       S-16
Supplemental Plan of Distribution...............................................       S-23
Validity of Notes...............................................................       S-24
Experts.........................................................................       S-24

                                        PROSPECTUS
Available Information...........................................................          2
Incorporation of Documents by Reference.........................................          2
The Company.....................................................................          3
Use of Proceeds.................................................................          3
Ratio of Earnings to Fixed Charges..............................................          3
Description of Debt Securities..................................................          3
Plan of Distribution............................................................          9
Legal Opinions..................................................................         10
Experts.........................................................................         10

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                                 $100,000,000

                               MONSANTO COMPANY

                              MEDIUM-TERM NOTES,
                                   SERIES D

                              ------------------

                               [MONSANTO LOGO]

                              ------------------

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.





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